Exhibit 99.1

FOR RELEASE AT 8:00 AM ET	For more information, contact:
OCTOBER 27, 2011	Robert Jordheim
Chief Financial Officer
rjordheim@rtix.com

Wendy Crites Wacker, APR
Corporate Communications
wwacker@rtix.com

Phone (386) 418-8888

RTI BIOLOGICS ANNOUNCES 2011 THIRD QUARTER RESULTS

– Company Will Hold Conference Call at 8:30 a.m. ET –

ALACHUA, Fla. (Oct. 27, 2011) – RTI Biologics Inc. (RTI) (Nasdaq: RTIX), a leading provider of orthopedic and other biologic implants, reported operating results for the third quarter of 2011 as follows:

Quarterly Highlights:

•	Achieved quarterly revenues of $42.3 million.

•	Achieved quarterly net income of $2.7 million, or $0.05 per fully diluted share.

•

Achieved quarterly revenues of $12.1 million in the U.S. direct distribution organization, a 7 percent increase over the third quarter of 2010. The U.S. direct distribution organization includes sports medicine and some bone graft substitute/general orthopedic (BGS/GO) implants.

•	Achieved quarterly revenues of $7.5 million in the surgical specialties business, an 11 percent increase over third quarter 2010.

•	Achieved quarterly revenues of $7.0 million in the BGS/GO business, a 24 percent increase over third quarter 2010.

•	Achieved international revenues of $5.0 million, an 18 percent increase over the third quarter of 2010.

•	Released one new spinal construct, one BGS/GO implant and one surgical specialties implant for distribution with three different commercial distributors.

“We are pleased with our third quarter results, which exceeded our expectations and were driven primarily by growth in surgical specialties and BGS/GO,” said Brian K. Hutchison, chief executive officer of RTI. “The decrease in reported dental revenues is the result of the change in the terms of our distributor agreement, which was announced in the third quarter of 2010. If the new terms with our distributor had been effective for the entire third quarter of 2010, dental revenues would have increased by 17 percent compared to the third quarter of 2010.”

Worldwide revenues of $42.3 million for the third quarter of 2011 were up 1 percent compared to the third quarter of 2010. Domestic revenues of $37.3 million for the third quarter of 2011 were comparable to the third quarter of 2010. If the new terms with the company’s dental distributor had been effective for the entire third quarter of 2010, domestic revenues would have increased by 9 percent compared to the third quarter of 2010, primarily based on the strength of the dental, surgical specialties and BGS/GO businesses. International revenues of $5.0 million increased 18 percent due to growth in all businesses from the company’s international operations in Germany, offset by declines in revenues from exports to other countries. On a constant currency basis, international revenues increased 9 percent compared to the third quarter of 2010.

For the third quarter of 2011, the company reported net income of $2.7 million and net income per fully diluted share of $0.05, based on 55.4 million fully diluted shares outstanding, compared to a net loss of $133.1 million and a net loss per fully diluted share of $2.43 based on 54.8 million fully diluted shares outstanding. Third quarter 2011 earnings per share were favorably impacted by approximately $0.01 due to the de-recognition of an uncertain tax liability as a result of Internal Revenue Service guidance provided during the third quarter of 2011 and applicable to the deductibility of transaction fees incurred as part of the Tutogen merger in 2008. Third quarter 2010 results included a decrease in net income of $134.7 million, or $2.46 per fully diluted share, due to a goodwill impairment charge.

Fiscal 2011 and Fourth Quarter Outlook

As a result of better than expected results through the first nine months of the year, the company is raising its full year revenue guidance for 2011. The company now expects full year revenues for 2011 to be between $166 million and $167 million, as compared to prior guidance of between $164 million and $166 million. Full year net income is expected to be approximately $0.14 per fully diluted share, based on 55.4 million shares outstanding, at the top end of our prior guidance of between $0.12 and $0.14 per fully diluted share.

For the fourth quarter of 2011, the company expects revenues to be between $40 million and $41 million, and net income per fully diluted share to be approximately $0.03.

“Despite the challenging economic environment, we are pleased with our progress in the first three quarters of 2011.” Hutchison said. “We are raising on our annual revenue guidance based on stronger than expected results through the first three quarters of 2011 and visibility into fourth quarter orders.”

Conference Call

RTI will host a conference call and simultaneous audio webcast to discuss the third quarter results at 8:30 a.m. ET today. The conference call can be accessed by dialing (877) 383-7419. The webcast can be accessed through the investor section of RTI’s website at www.rtix.com. A replay of the webcast will be available on the RTI website following the call.

About RTI Biologics Inc.

RTI Biologics Inc. is a leading provider of sterile biologic implants for surgeries around the world with a commitment to advancing science, safety and innovation. RTI prepares human donated tissue and bovine tissue for transplantation through extensive testing and screening and using proprietary processes. These allograft and xenograft implants are used in orthopedic, dental and other specialty surgeries.

RTI’s innovations continuously raise the bar of science and safety for biologics – from being the first company to offer precision-tooled bone implants and assembled technology to maximize each gift of donation, to inventing validated sterilization processes that include viral inactivation steps. Two such processes – the BioCleanse® Tissue Sterilization Process and the Tutoplast® Tissue Sterilization Process – have a combined record of millions of implants distributed with zero incidence of allograft-associated infection. These processes have been validated by tissue type to inactivate or remove viruses, bacteria, fungi and spores from the tissue while maintaining biocompatibility and functionality.

RTI’s worldwide corporate headquarters are located in Alachua, Fla., with international locations in Germany and France. The company is accredited by the American Association of Tissue Banks in the United States and is a member of AdvaMed.

Forward Looking Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations, estimates and projections about our industry, our management’s beliefs and certain assumptions made by our management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. In addition, except for historical information, any statements made in this communication about anticipated financial results, growth rates, new product introductions, future operational improvements and results or regulatory approvals or changes to agreements with distributors also are forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties, including the risks described in public filings with the U.S. Securities and Exchange Commission (SEC). Our actual results may differ materially from the anticipated results reflected in these forward-looking statements. Copies of the company’s SEC filings may be obtained by contacting the company or the SEC or by visiting RTI’s website at www.rtix.com or the SEC’s website at www.sec.gov.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Fees from tissue distribution	$40,490	$40,793	$121,513	$117,899
Other revenues	1,767	1,043	4,872	2,896

Total revenues	42,257	41,836	126,385	120,795
Costs of processing and distribution	22,934	21,950	69,006	64,994

Gross profit	19,323	19,886	57,379	55,801

Expenses:
Marketing, general and administrative	13,664	15,630	41,759	44,935
Research and development	2,510	2,076	7,407	7,010
Goodwill impairment	—	134,681	—	134,681
Asset abandonments	1	3	58	18

Total expenses	16,175	152,390	49,224	186,644

Operating income (loss)	3,148	(132,504)	8,155	(130,843)

Total other expense - net	(29)	(168)	(168)	(364)

Income (loss) before income tax provision	3,119	(132,672)	7,987	(131,207)
Income tax provision	(377)	(387)	(1,979)	(958)

Net income (loss)	$2,742	$(133,059)	$6,008	$(132,165)

Net income (loss) per common share - basic	$0.05	$(2.43)	$0.11	$(2.42)

Net income (loss) per common share - diluted	$0.05	$(2.43)	$0.11	$(2.42)

Weighted average shares outstanding - basic	55,167,178	54,806,262	55,071,761	54,703,890

Weighted average shares outstanding - diluted	55,397,794	54,806,262	55,205,997	54,703,890

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Reconciliation of Net Loss and Net Loss Per Diluted Share to

Adjusted Net Income and Adjusted Net Income Per Diluted Share

(In thousands except per share data)

(Unaudited)

	Three Months Ended
	September 30, 2011		September 30, 2010
	Net Income	Impact per Diluted Share	Net Loss	Impact per Diluted Share

GAAP results	$2,742	$0.05	$(133,059)	$(2.43)
Goodwill impairment	—	—	134,681	2.46
Tax effect	—	—	—	—

Adjusted results	$2,742	$0.05	$1,622	$0.03

	Nine Months Ended
	September 30, 2011		September 30, 2010
	Net Income	Impact per Diluted Share	Net Loss	Impact per Diluted Share

GAAP results	$6,008	$0.11	$(132,165)	$(2.42)
Goodwill impairment	—	—	134,681	2.46
Tax effect	—	—	—	—

Adjusted results	$6,008	$0.11	$2,516	$0.05

Use of Non-GAAP Financial Measures

To supplement RTI Biologic’s condensed consolidated financial statements presented on a GAAP basis, the company discloses certain non- GAAP financial measures that exclude certain amounts, including non-GAAP net income and non –GAAP net income per fully diluted share. These non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP measures are included in the reconciliation above.

The following is an explanation of the adjustment that management excluded as part of the non-GAAP measures for the three and nine month periods ended September 30, 2010 as well as the reasons for excluding the individual item:

Impairment charges – These adjustments represent one-time charges and relate to evaluating the goodwill that has been created through purchase transactions. Management removes the impact of the goodwill impairment charge from the Company’s operating results to assist in assessing its operating performance in the current period and to supplement a comparison to the Company’s past operating performance.

Material Limitations Associated with the Use of Non-GAAP Financial Measures

Non-GAAP net income and non-GAAP net income per fully diluted share should not be considered in isolation, or as a replacement for GAAP measures.

Usefulness of Non-GAAP Financial Measures to Investors

The Company believes that presenting non-GAAP net income and non-GAAP net income per fully diluted share in addition to the related GAAP measures provide investors greater transparency to the information used by management in its financial decision-making which excludes the impairment charges. The Company further believes that providing this information better enables RTI Biologic’s investors to understand the Company’s overall core performance and to evaluate the methodology used by management to assess and measure such performance.

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Revenues

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Fees from tissue distribution:
Sports medicine	$11,072	$10,887	$34,881	$32,751
Spine	10,322	9,743	31,060	24,474
Dental	4,551	7,714	13,615	22,061
Surgical specialties	7,519	6,800	22,583	18,885
Bone graft substitutes and general orthopedic	7,026	5,649	19,374	19,728
Other revenues	1,767	1,043	4,872	2,896

Total revenues	$42,257	$41,836	$126,385	$120,795

Domestic revenues	37,282	37,632	110,507	106,830
International revenues	4,975	4,204	15,878	13,965

Total revenues	$42,257	$41,836	$126,385	$120,795

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2011	December 31, 2010
Assets
Cash and cash equivalents	$44,700	$28,212
Accounts receivable - net	18,251	20,126
Inventories - net	78,538	87,278
Prepaid and other current assets	20,611	23,456

Total current assets	162,100	159,072

Property, plant and equipment - net	42,670	43,346
Other assets - net	20,463	23,340

Total assets	$225,233	$225,758

Liabilities and Stockholders’ Equity
Accounts payable	$11,205	$12,570
Accrued expenses and other current liabilities	20,122	19,753
Current portion of long-term obligations	555	1,120

Total current liabilities	31,882	33,443

Deferred revenue	21,755	25,118
Long-term liabilities	1,958	5,261

Total liabilities	55,595	63,822
Stockholders’ equity:
Common stock and additional paid-in capital	410,350	408,890
Accumulated other comprehensive loss	(1,204)	(1,438)
Accumulated deficit	(239,508)	(245,516)

Total stockholders’ equity	169,638	161,936

Total liabilities and stockholders’ equity	$225,233	$225,758

RTI BIOLOGICS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cash flows from operating activities:
Net income (loss)	$2,742	$(133,059)	$6,008	$(132,165)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization expense	2,035	1,886	6,002	5,529
Stock-based compensation	501	479	1,494	1,290
Goodwill impairment	—	134,681	—	134,681
Change in working capital	2,073	(3,809)	7,816	(4,872)
Other items to reconcile to net cash provided by operating activities	(30)	(1,009)	1,094	(1,518)

Net cash provided by (used in) operating activities	7,321	(831)	22,414	2,945

Cash flows from investing activities:
Purchases of property, plant and equipment	(1,173)	(1,727)	(2,483)	(2,388)
Patent and acquired intangible asset costs	(56)	(1,060)	(1,129)	(1,283)

Net cash used in investing activities	(1,229)	(2,787)	(3,612)	(3,671)

Cash flows from financing activities:
Proceeds from exercise of common stock options	61	19	246	764
Net proceeds (payments) on short-term obligations	—	163	—	(886)
Proceeds from long-term obligations	—	5,500	—	9,750
Payments on long-term obligations	(222)	(4,274)	(2,473)	(10,713)

Net cash (used in) provided by financing activities	(161)	1,408	(2,227)	(1,085)

Effect of exchange rate changes on cash and cash equivalents	(280)	29	(87)	(23)

Net increase (decrease) in cash and cash equivalents	5,651	(2,181)	16,488	(1,834)
Cash and cash equivalents, beginning of period	39,049	17,729	28,212	17,382

Cash and cash equivalents, end of period	$44,700	$15,548	$44,700	$15,548